SECOND AMENDMENT
TO LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT, dated as of May 24, 2002 (the "Amendment"), to the Loan and Security Agreement dated as of April 13, 2001, as amended by the First Amendment dated as of August 3, 2001 (the "Loan Agreement"), by and among (i) LSB INDUSTRIES, INC., a Delaware corporation (the "Parent"), CLIMACHEM, INC., an Oklahoma corporation ("ClimaChem"), and each of the Subsidiaries of ClimaChem identified on the signature pages thereof (such Subsidiaries, together with ClimaChem, each a "Borrower", and collectively, the "Borrowers"), (ii) the lenders identified on the signature pages thereof (each a "Lender" and collectively the "Lenders") and (iii) FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders (the "Agent").

WHEREAS, ClimaChem desires (i) to issue and sell certain promissory notes to Guggenheim Investment Management, LLC and certain other purchasers (collectively, "Guggenheim") pursuant to a certain Securities Purchase Agreement, dated as of the date hereof, the aggregate principal amount of which shall not exceed $36,000,000 (the "Guggenheim Notes"), (ii) to repurchase a portion of its ClimaChem Notes (as defined in the Loan Agreement) with the proceeds of the Guggenheim Notes, (iii) to cause certain of its Subsidiaries and the Parent to guaranty the obligations under the Guggenheim Notes, (iv) to secure the obligations of ClimaChem and such Subsidaries in respect of the Guggenheim Notes by granting Guggenheim a Lien on their respective assets, and has requested the Agent and the Lenders to amend certain of the terms and conditions in the Loan Agreement in order to permit the matters set forth above;

WHEREAS, in order to induce the Agent and the Lenders to approve ClimaChem's sale of the Guggenheim Notes and the others matters described above, the Borrowers have agreed to pledge to Agent, on behalf of the Lenders, additional assets of the Borrowers (the "New Collateral") and to modify the ClimaChem Indenture (as defined in the Loan Agreement) to, among other things, permit the pledge of such New Collateral to Agent as additional collateral security for the Obligations; and

WHEREAS, Agent and the Lenders have agreed to so amend the Loan Agreement to permit the issuance of the Guggenheim Notes and the other matters described above, subject to the term and conditions of this Amendment.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

  Definitions in Amendment. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

  Definitions in the Loan Agreement. Section 1.1 of the Loan Agreement is hereby amended as follows:

    A definition of the term "ClimaChem Fifth Supplemental Indenture" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'ClimaChem Fifth Supplemental Indenture' means that certain Fifth Supplemental Indenture dated as of May 24, 2002, among ClimaChem, as issuer, the guarantors named therein, and Bank One, N.A., as trustee, supplementing and amending the ClimaChem Indenture."

            (b)    The definition of the term "Collateral" is hereby amended in its entirety to read as follows:

            "'Collateral' means all of each Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

(a).    Accounts,

(b)    Books,

(c)    Equipment,

(d)    General Intangibles,

(e)    Inventory,

(f)    Investment Property (excluding the Stock of EDN and DSN),

(g)    Negotiable Collateral,

(h)    Real Property,

                   (i)    money or other assets of each such Borrower that arise from or relate to Accounts, Books, General Intangibles and Inventory and that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

                    (j)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof."

            (c)    The definition of the term "Consolidated Net Interest Expense" is hereby amended in its entirety to read as follows:

                    "'Consolidated Net Interest Expense' means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person other than a Subsidiary of Parent, but excluding any interest paid-in-kind in respect of the Guggenheim Notes), less the sum of interest income and non-cash accretion expense and non-cash amortization of debt origination cost for such period, each determined on a consolidated basis and in accordance with GAAP for such Person and its Subsidiaries."

           (d)    The definition of the term "Eligible Accounts" is hereby amended by deleting the number "$1,000,000" set forth in paragraph (a) of such defined term and inserting the number "$1,500,000" in lieu thereof.

            (e)    The definition of the term "Facility" is hereby amended in its entirety to read as follows:

            "'Facility' means, collectively (i) the real property owned by Northwest Financial Corporation and located in El Dorado, Arkansas, (ii) the real property owned by Cherokee and located in Cherokee, Alabama and (iii) the real property owned by Universal and located in Hallowell, Kansas, in each case including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with each such facility, all whether now or hereafter existing."

            (f)    A definition of the term "Guggenheim" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Guggenheim' means, collectively, Guggenheim Investment Management, LLC, a Delaware limited liability company, and each of the purchasers party to the Guggenheim Securities Purchase Agreement, and their respective successors and assigns (including any other purchaser or group of purchasers that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Guggenheim Notes at any time and from time to time)."

            (g)    A definition of the term "Guggenheim Intercreditor Agreement" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Guggenheim Intercreditor Agreement' means that certain Intercreditor Agreement dated as of May 24, 2002 by and between Agent and Guggenheim, as the same may be amended, supplemented or otherwise modified from to time."

            (h)    A definition of the term "Guggenheim Notes" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Guggenheim Notes' means those certain promissory notes issued by ClimaChem to Guggenheim pursuant to the terms of the Guggenheim Securities Purchase Agreement in an aggregate principal amount of up to $36,000,000 (plus any paid-in-kind interest added to the principal balance thereof)."

            (i)    A definition of the term "Guggenheim Securities Purchase Agreement" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Guggenheim Securities Purchase Agreement' means that certain Securities Purchase Agreement dated as of May 24, 2002, by and among the Parent, ClimaChem, each of the guarantors listed therein, each of the purchasers listed therein, and Guggenheim, as collateral agent."

            (j)    The definition of the term "Interest Reserve" is hereby amended in its entirety to read as follows:

            "'Interest Reserve' means, on any date of determination, a reserve equal to $500,000."

            (k)    A definition of the term "Investment Property" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Investment Property' means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof."

            (l)    The definition of the term "Mortgage" is hereby amended in its entirety to read as follows:

            "'Mortgage' means each mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to Agent, made by Cherokee, Northwest Financial Corporation and Universal, as the case may be, in favor of Agent for the benefit of the Lenders, securing the Obligations."

            (m)    A definition of the term "Negotiable Collateral" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Negotiable Collateral' means all of Borrowers' now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof."

            (n)    The definition of the term "Permitted Liens" is hereby amended by (a) deleting the word "and" at the end of clause (k) thereof, (b) deleting the period at the end of clause (l) thereof and inserting "; and" at the end thereof and (c) inserting a new clause (m) therein to read as follows:

            "(m) Liens held by Guggenheim on the Second Amendment Effective Date securing the repayment of the Guggenheim Notes and all other obligations under the Guggenheim Securities Purchase Agreement, provided that the priority of, and the rights attendant to, such Liens are subject to the terms of the Guggenheim Intercreditor Agreement."

            (o)    A definition of the term "Personal Property Collateral" is hereby inserted, in appropriate alphabetical order, to read as follows:

"'Personal Property Collateral' means all Collateral other than Real Property."

            (p)    The definition of the term "Real Property" is hereby amended in its entirety to read as follows:

            "'Real Property' means any estates or interests in real property now owned or hereafter acquired by any Borrower and the improvements thereto to the extent such real property and improvements are subject to a Mortgage."

            (q)    A definition of the term "Second Amendment Effective Date" is hereby inserted, in appropriate alphabetical order, to read as follows:

            "'Second Amendment Effective Date' means the date on which all of the conditions precedent to the effectiveness of Second Amendment to Loan Agreement dated as of May 24, 2002, by and among the Borrowers, the Lenders and the Agent have been fulfilled or waived."

        3.    Creation of Security Interest. Section 4 of the Loan Agreement is hereby amended in its entirety to read as follows:

        "4.     CREATION OF SECURITY INTEREST.

                4.1     Grant of Security Interest. Each Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents; provided that the Personal Property Collateral shall not include Equipment subject to a Lien of the type described in subsections (c) and (e) of the definition of Permitted Liens set forth in this Agreement (hereinafter referred to as "Excluded Property") to the extent the grant of a security interest hereunder in such Equipment would violate the agreement evidencing such Permitted Lien, provided, however, that if and when the prohibition which prevents the granting by a Borrower to Agent of a security interest in any Excluded Property is removed or otherwise terminated, Agent will be deemed to have, and at all times to have had, a security interest in such Excluded Property. The Agent's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Agent or Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions and as otherwise permitted in Sections 7.3 and 7.4 of this Agreement, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

                4.2     Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, the applicable Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

                4.3     Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Borrowers that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by the applicable Borrower.

                4.4    Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

        (a)    Each Borrower authorizes Agent to file any financing statement required hereunder, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Borrower where permitted by applicable law. Each Borrower hereby ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Borrower prior to the date hereof. Agent shall endeavor to promptly deliver to Administrative Borrower a copy of each such financing statement so filed by Agent.

        (b)    If any Borrower acquires any commercial tort claims after the date hereof, such Borrower shall immediately deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which such Borrower shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Agent, for the benefit of the Lender Group, as security for the Obligations (a "Commercial Tort Claim Assignment").

        (c)    At any time upon the request of Agent, Borrowers shall execute and deliver to Agent, and cause its Subsidiaries that are Guarantors to execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the "Additional Documents") that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create and perfect and continue perfected or better perfect the Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents, including any Mortgages. To the maximum extent permitted by applicable law, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Borrower's name and authorize Agent to file such executed Additional Documents in any appropriate filing office. To the maximum extent permitted by applicable law, each Borrower authorizes the filing of any such Additional Documents without the signature of such Borrower in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrowers shall (i) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrowers during the prior period, (ii) cause all patents, copyrights, and trademarks acquired or generated by Borrowers that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrowers' ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

                4.5     Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as such Borrower's true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of property insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

                4.6     Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

                4.7     Control Agreements. Each Borrower agrees that it will not transfer any Collateral or any other assets out of any Securities Accounts or deposit accounts and, if to another securities intermediary or depository, unless each of the applicable Borrower, Agent, and the substitute securities intermediary or depository have entered into a Control Agreement. Upon the occurrence and during the continuance of a Event of Default, Agent may notify any securities intermediary or depository to liquidate the applicable Securities Account or depository account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent's Account for application to the Obligations in accordance with the terms of the Loan Documents. Each Borrower hereby agrees to take any or all action that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106 and 9-107 of the Code with respect to any Collateral constituting Securities Accounts, deposit accounts, electronic chattel paper, Investment Property and letter-of-credit rights. No arrangement contemplated hereby or by a Control Agreement in respect of any Securities Accounts or other Investment Property, or any deposit accounts, electronic paper or letter-of-credit rights, shall be modified by any Borrower without the prior written consent of Agent."

        4.    Representations and Warranties. Article 5 of the Loan Agreement is hereby amended as follows:

    No Encumbrances. Section 5.1 is hereby amended in its entirety to read as follows:

    "Each Borrower has good and indefeasible title to its Collateral and the Real Property, free and clear of Liens except for Permitted Liens."

    Due Authorization. (i) Section 5.9(c) is hereby amended by inserting the phrase "and the Mortgages" immediately after the phrase "Other than the filing of financing statements" set forth therein and (ii) Section 5.9(e) is hereby amended by inserting the phrase "and the Mortgages" immediately after the phrase "the filing of financing statements" set forth therein.

        5.    Indebtedness. Section 7.1 of the Loan Agreement is hereby amended by (a) deleting the word "and" at the end of clause (i) thereof, (b) deleting the period at the end of clause (j) thereof and inserting "; and" at the end thereof and (c) inserting a new clause (k) therein to read as follows:

            "(k) Indebtedness outstanding under the Guggenheim Notes and the Guggenheim Securities Purchase Agreement, provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $36,000,000 (plus any paid-in-kind interest added to the principal balance thereof) at any time, (ii) any prepayments or repayments of the principal amount of such Indebtedness shall reduce the amount of Indebtedness permitted under this Section 7.1(k) on a dollar-for-dollar basis and such prepaid or repaid amounts shall not be reborrowed by ClimaChem without the prior written consent of the Lenders, (iii) Borrowers shall not make any payments in respect of such Indebtedness if an Event of Default has occurred and is continuing or would occur as a result of the making of such payment, except to the extent such payments are made solely from the proceeds of any Guggenheim Priority Collateral (as defined in the Guggenheim Intercreditor Agreement), and (iv) Guggenheim and the Agent have entered into the Guggenheim Intercreditor Agreement."

        6.    Disposal of Assets. Section 7.4(d) of the Loan Agreement is hereby amended by (i) deleting the parenthetical clause "(after giving effect to up to $4,200,000 of the Interest Reserve)" set forth in clause (ii) of such Section and (ii) deleting the period at the end of such Section and inserting a semi-colon at the end thereof.

            (b)    Section 7.4 of the Loan Agreement is hereby amended by inserting new subsections (e) and (f) therein to read as follows:

            "(e) notwithstanding anything to the contrary contained herein, any Borrower and any of its respective Subsidiaries may sell, transfer or otherwise dispose of Real Property owned by such Person so long as (i) the Agent consents in writing to such transaction (which consent shall not be unreasonably withheld or delayed), (ii) Guggenheim consents in writing to such transaction to the extent Guggenheim has a Lien on the Real Property subject to such sale and (iii) the proceeds from such sale are applied in accordance with Section 2.4(b) or, if the Guggenheim Intercreditor Agreement is then in effect, in accordance with the terms of the Guggenheim Intercreditor Agreement; and

                (f) Universal may lease to Slurry the Hallowell, Kansas Plant and related Equipment so long as such lease is permitted under the Guggenheim Securities Purchase Agreement to the extent Guggenheim has a Lien on the assets subject to such lease."

        7.    Prepayments and Amendments.

    Section 7.8(a) of the Loan Agreement is hereby amended by inserting "and as otherwise permitted in Section 7.8(b)" at the end thereof.

    Section 7.8(b) of the Loan Agreement is hereby amended by (i) deleting the parenthetical clause "(after giving effect to up to $4,200,000 of the Interest Reserve)" set forth in clause (ii)(C) of such Section, and (ii) inserting a new clause (iii) at the end thereof (after the number "$15,000,000") to read as follows:

    ", or (iii) with proceeds from the Indebtedness permitted under Section 7.1(k) and evidenced by the Guggenheim Notes"

    Section 7.8(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

                "Except in connection with a refinancing permitted by Section 7.1(d) and except in connection with the ClimaChem Fifth Supplemental Indenture, directly or indirectly, (i) amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), (e) or (g) or (ii) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of Indebtedness permitted under Section 7.1(k) or of any instrument or agreement (including, without limitation, the Guggenheim Securities Purchase Agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the principal amount of or the interest rate applicable to such Indebtedness, would change the lien subordination provisions of such Indebtedness, or would otherwise be materially adverse to any Borrower, the Agent or the Lenders in any respect."

        8.    Distributions. Section 7.11(f) of the Loan Agreement is hereby amended by deleting the parenthetical clause "(without giving effect to the Interest Reserve)" set forth in clause (ii) of such Section.

        9.    Financial Covenants. Section 7.20 of the Loan Agreement is hereby amended as follows:

                (a)    Minimum EBITDA. Clause (i) of Section 7.20(a) is hereby amended in its entirety to read as follows:

                        "(i) Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$17,000,000	For the 12 month period ending June 30, 2002
$18,000,000	For the 12 month period ending September 30, 2002
$16,000,000	For the 12 month period ending December 31, 2002

Borrowers' EBITDA for the 12 month period ending each fiscal quarter after December 31, 2002 shall be determined based upon Borrowers' projected EBITDA for such period as set forth in the Projections delivered to Agent in accordance with Section 6.3(c), which Projections are in form and substance acceptable to Agent; provided, that if Agent and Borrowers cannot agree on the EBITDA covenant number based upon Borrowers' projected EBITDA, for purposes of this Section 7.20(a)(i), Borrowers' EBITDA for such 12 month period shall be determined by Agent in its Permitted Discretion and shall not be less than $19,000,000."

        (b)    Clause (ii) of Section 7.20(a) is hereby amended in its entirety to read as follows:

                "(ii) Minimum EBITDA for the Climate Control Business. EBITDA of the Borrowers comprising the Climate Control Business, measured on a fiscal quarter-end basis, of not less than $10,000,000 for the trailing 12 month period ending on each fiscal quarter after the Second Amendment Effective Date."

           10.    Minimum Availability. Section 7.21 of the Loan Agreement is hereby amended in its entirety to read as follows:

                                    "7.21 Minimum Availability. Fail to maintain Excess Availability of at least $1,500,000 immediately after giving effect to all payments (irrespective of whether such payments represent principal, interest or fees) in respect of the Guggenheim Notes and the ClimaChem Notes that are due and payable by ClimaChem at any time."

           11.    Capitalization Schedule. Schedule 5.8(b) to the Loan Agreement is hereby amended in its entirety to read as set forth in Annex I to this Amendment.

           12.    ATF License. In the event the U.S. Department of the Treasury's Bureau of Alcohol, Tobacco and Firearms reinstates Slurry's license, or grants a license to any other Borrower, authorizing such Person to manufacture explosives products at the Hallowell, Kansas Plant, then the Borrowers shall (a) promptly, but in any event within 3 days of the reinstatement or issuance of such license (as the case may be), provide written notice to the Agent of such reinstatement or issuance and (b) promptly, but in any event within 30 days after the reinstatement or issuance of such license (as the case may be), deliver to the Agent copies of Borrowers' Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming year, month by month, certified by the chief financial officer or vice president/controller of Parent and of ClimaChem as being such officer's good faith best estimate of the financial performance of Parent and its Subsidiaries and of ClimaChem and its Subsidiaries, as the case may be, during the period covered thereby. Following Agent's receipt of such revised Projections, at the Agent's request, the Agent, the Lenders and the Borrowers shall enter into another amendment to the Loan Agreement, the form and substance of which shall be satisfactory to the Lenders, in order to modify the EBITDA covenants set forth in Sections 7.20(a)(i) and (ii) of the Loan Agreement.

           13.    Conditions. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "Second Amendment Effective Date"):

                        (a)    Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Second Amendment Effective Date shall be correct in all material respects on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Second Amendment

Effective Date or would result from this Amendment becoming effective in accordance with its terms.

                        (b)    Delivery of Documents. The Agent shall have received on or before the Second Amendment Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Second Amendment Effective Date:

  counterparts of this Amendment which bear the signatures of each Borrower, Agent and each Lender;

  a fully executed copy of the Guggenheim Securities Purchase Agreement, certified by ClimaChem as true and correct;

  a fully executed copy of the Guggenheim Intercreditor Agreement;

  a fully executed copy of the ClimaChem Fifth Supplemental Indenture, certified by ClimaChem as true and correct;

  an amendment to the Guarantor Security Agreement, duly executed by the Guarantors;

  a Mortgage and fixture filing (A) in the maximum principal amount of $50,000,000, duly executed by Northwest Financial Corporation and (B) in the maximum principal amount of $2,000,000, duly executed by Universal, as the case may be, with respect to the Facility owned by such Person;

  (A) a Title Insurance Policy with respect to each Facility described in clause (vi) above dated as of the Second Amendment Effective Date, and (B) a survey of each Facility described in clause (vi) above, in form and substance satisfactory to the Agent, certified to the Agent and to the issuer of the applicable Title Insurance Policy, provided that the surveys described herein may be delivered to the Agent within ____ days of the Second Amendment Effective Date;

  evidence of the filing of UCC-1 "in lieu" financing statements and UCC-3 financing statements amending the collateral description set forth in the existing UCC-1 financing statements filed by Agent on or about the Closing Date;

  a copy of the resolutions of each Borrower, certified as of the Second Amendment Effective Date by an authorized officer thereof, authorizing (A) the borrowings contemplated by Guggenheim Securities Purchase Agreement and the transactions contemplated thereby and by this Amendment, and (B) the execution, delivery and performance by each such Person of this Amendment and the other Loan Documents to be executed and delivered pursuant hereto, and the performance of the Loan Agreement, as amended;

  a certificate of an authorized officer of each Borrower, certifying the names and true signatures of the representatives of such Person authorized to sign
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  this Amendment and the other documents to be executed and delivered by such Person in connection herewith, together with evidence of the incumbency of such authorized officers;

  a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Borrower, satisfactory to Agent, certifying as to the subsistence and good standing of, and the payment of taxes (if applicable) by, such Person in such states;

  a certificate of an authorized officer of each Borrower confirming that the charter of each such Person has not been amended or otherwise modified since the Closing Date and that the copy thereof previously delivered to Agent is true, correct and complete;

  a certificate of an authorized officer of each Borrower confirming that the by-laws of each such Person have not been amended or otherwise modified since the Closing Date and that the copy thereof previously delivered to Agent is true, correct and complete;

  an opinion of Borrowers' counsel as to such matters as Agent may reasonably request;

  a certified copy of all documents and instruments effecting the transfer by Slurry to Universal of any portion of Slurry's real and personal property; and

  such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request from the Borrowers.

                        (c)    Amendment Fee. The Borrowers shall have paid to the Agent, for the benefit of the Lenders, in immediately available funds, a fully earned and nonrefundable amendment fee equal to $80,000, the payment of which shall be effected by Agent charging such fee to Borrowers' Loan Account.

                        (d)    Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received from the Borrowers all such information and such counterpart originals or certified copies of documents, and such other agreements, instruments, approvals, opinions and other documents, as the Agent or such special counsel may reasonably request.

           14.    Representations and Warranties. Each Borrower hereby represents and warrants to the Agent and the Lenders as follows:

    Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Amendment Effective Date are correct in all material respects on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate

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    solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date); and no Default or Event of Default has occurred and is continuing on the Second Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

    Organization, Good Standing, Etc. Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment and the other Loan Documents to which it is a party being executed in connection with this Amendment, and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified reasonably could not be expected to have a Material Adverse Change.

    Authorization, Etc. The execution, delivery and performance by each Borrower of this Amendment, and the performance by each Borrower of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action on the part of such Borrower, (ii) do not and will not contravene such Borrower's charter or by-laws, any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

        15.    Miscellaneous.

    Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Effective Date (i) all references in the Loan Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to which any Borrower is a party to the "Loan Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Lender under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

    Costs and Expenses. The Borrowers jointly and severally agree to pay on demand all reasonable fees, costs and expenses of the Agent and each Lender in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

    Amendment as Loan Document. Each Borrower hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement (i) if any representation or warranty made by a Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made or (ii) if Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 12 of this Amendment.

    Collateral. It is understood and agreed that all Collateral (as such term is amended pursuant to this Amendment) shall secure the Obligations under the Loan Documents. In addition, each Borrower confirms and agrees that to the extent that any Loan Document purports to assign or pledge to the Agent (on behalf of the Lenders), or to grant to the Agent (on behalf of the Lenders) a Lien on any collateral as security for the Obligations of such Borrower from time to time existing in respect of the Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects. Without limiting the generality of the foregoing, each Borrower hereby grants to the Agent, for the benefit of the Lenders, a Lien on, and security interest in, all of such Borrower's Equipment, Investment Property, Negotiable Collateral and all other Collateral, as further collateral security for the Obligations.

    Waiver of Jury Trial. EACH BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

Borrowers:

CLIMACHEM, INC.,
an Oklahoma corporation

By: /s/ Tony Shelby
Title:

CLIMATE MASTER, INC.,
a Delaware corporation

By: /s/  Tony Shelby
Title:

CLIMATECRAFT, INC.,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

CLIMACOOL, CORP.,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

INTERNATIONAL ENVIRONMENTAL CORPORATION, an Oklahoma corporation

By: /s/  Tony Shelby
Title:

ACP INTERNATIONAL, LIMITED,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

KOAX CORP., an Oklahoma corporation

By: /s/  Tony Shelby
Title:

LSB CHEMICAL CORP.,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

THE ENVIRONMENTAL GROUP, INC.,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

EL DORADO CHEMICAL COMPANY,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

SLURRY EXPLOSIVE CORPORATION,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

TRISON CONSTRUCTION, INC.,
an Oklahoma corporation

By: /s/  Tony Shelby
Title:

UNIVERSAL TECH CORPORATION,
an Oklahoma corporation

By: /s/  Tony Shelby                     Title:

Agent and Lender:

FOOTHILL CAPITAL CORPORATION,
a California corporation

By: /s/ Tony Aloi
Title:

Lender:

CONGRESS FINANCIAL CORPORATION (SOUTHWEST),
a Texas corporation

By:   /s/ Mark Galovic
Title:

ANNEX I

SCHEDULE 5.8(b)